As filed with the Securities and Exchange Commission on March 31, 2025

Registration No. 333-282540

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No.1 to
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SBC Medical Group Holdings Incorporated

(Exact name of registrant as specified in its charter)

Delaware	8011	88-1192288
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

200 Spectrum Center Dr., Suite 300

Irvine, California 92618

Telephone: (949) 593-0250
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Yoshiyuki Aikawa
Chief Executive Officer
200 Spectrum Center Dr., Suite 300
Irvine, California 92618
Telephone: (949) 593-0250
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Takahiro Saito
Simpson Thacher & Bartlett LLP
Ark Hills Sengokuyama Mori Tower, 41F
1-9-10, Roppongi, Minato-Ku,
Tokyo 106-0032, Japan
Telephone: +81-3-5562-6200

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ (333-282540)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check market if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-1 of SBC Medical Group Holdings Incorporated (File No. 333-282540), initially filed on October 8, 2024 and declared effective by the Securities and Exchange Commission on October 18, 2024 (the “Registration Statement”), is being filed as an exhibit-only filing solely to (i) file a consent of MaloneBailey, LLP (the “Consent”) with respect to its report dated March 28, 2025, relating to the financial statements of SBC Medical Group Holdings Incorporated contained in its Annual Report on Form 10-K for the year ended December 31, 2024 (the “Form 10-K”) and included in the Prospectus Supplement No. 2, dated March 31, 2025, related to the Registration Statement, filed pursuant to Rule 424(b)(3), and (ii) amend and restate the exhibit list, including to update the exhibit list to reflect revisions from the Form 10-K. The Consent is filed herewith as Exhibit 23.1.

Accordingly, this Amendment consists only of the facing page, this explanatory note, Item 16 of Part II of the Registration Statement, the signature pages to the Registration Statement, and the Consent. The prospectus and the balance of Part II of the Registration Statement are unchanged hereby and have been omitted.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated January 31, 2023, by and among Pono Capital Two, Inc., Pono Two Merger Sub, Inc., SBC Medical Group Holdings Incorporated, Mehana Capital LLC in its capacity as the representative of the stockholders of Pono Capital Two, Inc., and Yoshiyuki Aikawa in his personal capacity and his capacity as the representative of the stockholders of SBC Medical Group Holdings Incorporated (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Pono Capital Two, Inc. with the SEC on February 2, 2023).
2.2	First Amendment to the Agreement and Plan of Merger, dated April 26, 2023, by and among Pono Capital Two, Inc., Pono Two Merger Sub, Inc., SBC Medical Group Holdings Incorporated, Mehana Capital LLC in its capacity as the representative of the stockholders of Pono Capital Two, Inc., and Yoshiyuki Aikawa in his personal capacity and his capacity as the representative of the stockholders of SBC Medical Group Holdings Incorporated (incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K filed by Pono Capital Two, Inc. with the SEC on May 1, 2023).
2.3	Second Amendment to the Agreement and Plan of Merger, dated May 30, 2023, by and among Pono Capital Two, Inc., Pono Two Merger Sub, Inc., SBC Medical Group Holdings Incorporated, Mehana Capital LLC in its capacity as the representative of the stockholders of Pono Capital, Two Inc., and Yoshiyuki Aikawa in his personal capacity and his capacity as the representative of the stockholders of SBC Medical Group Holdings Incorporated (incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K filed by Pono Capital Two, Inc. with the SEC on June 2, 2023).
2.4	Third Amendment to the Agreement and Plan of Merger, dated June 15, 2023, by and among Pono Capital Two, Inc., Pono Two Merger Sub, Inc., SBC Medical Group Holdings Incorporated, Mehana Capital LLC in its capacity as the representative of the stockholders of Pono Capital Two Inc., and Yoshiyuki Aikawa in his personal capacity and his capacity as the representative of the stockholders of SBC Medical Group Holdings Incorporated (incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K filed by Pono Capital Two, Inc. with the SEC on June 16, 2023).
2.5	Amended and Restated Agreement and Plan of Merger, dated June 21, 2023, by and among Pono Capital Two, Inc., Pono Two Merger Sub, Inc., SBC Medical Group Holdings Incorporated, Mehana Capital LLC in its capacity as the representative of the stockholders of Pono Capital Two, Inc., and Yoshiyuki Aikawa in his personal capacity and his capacity as the representative of the stockholders of SBC Medical Group Holdings Incorporated (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Pono Capital Two, Inc. with the SEC on June 22, 2023).
2.6	First Amendment to the Amended and Restated Agreement and Plan of Merger, dated September 8, 2023, by and among Pono Capital Two, Inc., Pono Two Merger Sub, Inc., SBC Medical Group Medical Holdings Incorporated, Mehana Capital LLC in its capacity as the representative of the stockholders of Pono Capital Two, Inc., and Yoshiyuki Aikawa in his personal capacity and his capacity as the representative of the stockholders of SBC (incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K filed by Pono Capital Two, Inc. with the SEC on September 11, 2023).
2.7	Second Amendment to the Amended and Restated Agreement and Plan of Merger, dated October 26, 2023, by and among Pono Capital Two Inc., Pono Two Merger Sub, Inc., SBC Medical Group Holdings Incorporated, Mehana Capital LLC in its capacity as the representative of the stockholders of Pono Capital Two Inc., and Yoshiyuki Aikawa in his personal capacity and his capacity as the representative of the stockholders of SBC Medical Group Holdings Incorporated (incorporated by reference to Exhibit 2.2 to Form 8-K filed by Pono Capital Corp. with the SEC on October 26, 2023).
2.8	Third Amendment to the Amended and Restated Agreement and Plan of Merger, dated December 28, 2023, by and among Pono Capital Two, Inc., Pono Two Merger Sub, Inc., SBC Medical Group Holdings Incorporated, Mehana Capital LLC in its capacity as the representative of the stockholders of Pono Capital Two, Inc., and Yoshiyuki Aikawa in his personal capacity and his capacity as the representative of the stockholders of SBC Medical Group Holdings Incorporated (incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K filed by Pono Capital Two, Inc. with the SEC on December 29, 2023).

2.9	Fourth Amendment to the Amended and Restated Agreement and Plan of Merger, dated April 22, 2024, by and among Pono Capital, Two Inc., Pono Two Merger Sub, Inc., SBC Medical Group Holdings Incorporated Mehana Capital LLC in its capacity as the representative of the stockholders of Pono Capital, Two Inc., and Yoshiyuki Aikawa in his personal capacity and his capacity as the representative of the stockholders of SBC Medical Group Holdings Incorporated (incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K filed by Pono Capital Two, Inc. with the SEC on April 23, 2024).
3.1	Fourth Amended and Restated Certificate of Incorporation of SBC Medical Group Holdings Incorporated (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by SBC Medical Group Holdings Incorporated with the SEC on September 20, 2024).
3.2	Amended and Restated Bylaws of SBC Medical Group Holdings Incorporated (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by SBC Medical Group Holdings Incorporated with the SEC on September 20, 2024).
4.1	Warrant Agreement, dated August 4, 2022, by and between Pono Capital Two, Inc. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Pono Capital Two, Inc. with the SEC on August 9, 2022).
4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.4 to the Amendment No. 1 to the Registration Statement on Form S-1, filed by Pono Capital Two, Inc. on July 22, 2022).
5.1*	Opinion of Anthony, Linder & Cacomanolis, PLLC.
10.1†	SBC Medical Group Holdings Incorporated Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Annual Report on Form 10-K filed by SBC Medical Group Holdings Incorporated with the SEC on March 28, 2025).
10.2	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by SBC Medical Group Holdings Incorporated with the SEC on September 20, 2024).
10.3	Form of Registration Rights Agreement by certain SBC Medical Group Holdings Incorporated equity holders (incorporated by reference to Exhibit 10.3 to the Annual Report on Form 10-K filed by SBC Medical Group Holdings Incorporated with the SEC on March 28, 2025).
10.4	Form of Lock-Up Agreement by certain SBC Medical Group Holdings Incorporated equity holders (incorporated by reference to Exhibit 10.4 to the Annual Report on Form 10-K filed by SBC Medical Group Holdings Incorporated with the SEC on March 28, 2025).
10.5	Letter Agreement, dated August 4, 2022, by and among Pono Capital Two Inc., its officers, directors, and Mehana Capital LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Pono Capital Two, Inc. with the SEC on August 9, 2022).
10.6	Purchaser Support Agreement, dated January 31, 2023 (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed by Pono Capital Two, Inc. with the SEC on February 2, 2023).
10.7	Voting Agreement, dated January 31, 2023 (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed by Pono Capital Two, Inc. with the SEC on February 2, 2023).
10.8†	Executive Employment Agreement between SBC Medical Group Holdings and Yoshiyuki Aikawa, dated September 17, 2024 (incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K filed by SBC Medical Group Holdings Incorporated with the SEC on September 20, 2024).
10.9†	Executive Employment Agreement between SBC Medical Group Holdings and Yuya Yoshida, dated September 17, 2024 (incorporated by reference to Exhibit 10.9 to the Current Report on Form 8-K filed by SBC Medical Group Holdings Incorporated with the SEC on September 20, 2024).
10.10†	Executive Employment Agreement between SBC Medical Group Holdings and Ryoji Murata, dated September 17, 2024 (incorporated by reference to Exhibit 10.10 to the Current Report on Form 8-K filed by SBC Medical Group Holdings Incorporated with the SEC on September 20, 2024).
10.11†	Executive Employment Agreement between SBC Medical Group Holdings and Akira Komatsu, dated September 17, 2024 (incorporated by reference to Exhibit 10.11 to the Current Report on Form 8-K filed by SBC Medical Group Holdings Incorporated with the SEC on September 20, 2024).
10.12†	Form of Non-Competition and Non-Solicitation Agreement (incorporated by reference to Exhibit 10.12 to the Annual Report on Form 10-K filed by SBC Medical Group Holdings Incorporated with the SEC on March 28, 2025).
10.13†*	Amendment No. 1 to Executive Employment Agreement between SBC Medical Group Holdings and Yuya Yoshida, dated September 30, 2024.
16.1	Letter from Marcum LLP to the Securities and Exchange Commission, dated September 19, 2024 (incorporated by reference to Exhibit 16.1 to the Current Report on Form 8-K filed by SBC Medical Group Holdings Incorporated with the SEC on September 20, 2024).
21.1	List of Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-K filed by SBC Medical Group Holdings Incorporated with the SEC on March 28, 2025).
23.1	Consent of MaloneBailey, LLP.
23.2*	Consent of Marcum LLP.
23.3	Consent of Anthony, Linder & Cacomanolis, PLLC (included on Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of the Registration Statement on Form S-1 filed on October 8, 2024).
107*	Filing Fee Table.

101.INS*	Inline XBRL Instance Document.
101.SCH*	Inline XBRL Taxonomy Extension Schema Document.
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

*	Previously included in the initial Registration Statement on Form S-1 on October 8, 2024
†	Management contract, compensation plan or arrangement

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Tokyo, Japan, on March 31, 2025.

SBC Medical Group Holdings Incorporated

By:	/s/ Yoshiyuki Aikawa
Yoshiyuki Aikawa
Director, Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Yoshiyuki Aikawa	Director, Chairman and Chief Executive Officer	March 31, 2025
Yoshiyuki Aikawa	(Principal Executive Officer)

/s/ Ryoji Murata	Chief Financial Officer	March 31, 2025
Ryoji Murata	(Principal Financial and Accounting Officer)

*	Director and Chief Operating Officer	March 31, 2025
Yuya Yoshida

*	Independent Director	March 31, 2025
Ken Edahiro

*	Independent Director	March 31, 2025
Mike Sayama

*	Independent Director	March 31, 2025
Fumitoshi Fujiwara

*	The undersigned, by signing his name hereto, signs and executes this Post-Effective Amendment No. 1 to the Registration Statement pursuant to the Powers of Attorney executed by the above-named signatories and previously filed with the Securities and Exchange Commission on October 8, 2024.

/s/ Yoshiyuki Aikawa
Yoshiyuki Aikawa
Attorney-in-fact